Exhibit 4.3

CERTIFICATE OF DESIGNATION

OF

PERPETUAL PREFERENCE SHARES

OF

ASPEN INSURANCE HOLDINGS LIMITED

ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda company (the ‘‘Company’’), hereby certifies that pursuant to resolutions of the Board of Directors of the Company duly adopted on October 17, 2005 and of the Pricing Committee of the Board of Directors duly adopted on December 6, 2005, the creation and issue of up to 4,600,000 Perpetual Preference Shares, par value 0.15144558¢ per share (the ‘‘Perpetual Preference Shares’’), was authorized and the designation, rights, preferences, privileges and qualifications, limitations and restrictions of the up to 4,600,000 Perpetual Preference Shares (in addition to the applicable provisions set forth in the Company’s Memorandum of Association (the ‘‘Memorandum of Association’’) and Amended and Restated Bye-Laws (the ‘‘Bye-Laws’’), were fixed as follows:

1.    Designation.

The designation of this series of preference shares shall be the ‘‘Perpetual Preference Shares,’’ and the number of shares constituting this series shall be up to 4,600,000. The Perpetual Preference Shares shall have a liquidation preference (the ‘‘liquidation preference’’) of U.S.$50 per Perpetual Preference Share, and shall be issuable upon conversion of the Perpetual PIERS at the option of the holder of the Perpetual PIERS in accordance with the Certificate of Designation of the Perpetual PIERS. The number of authorized Perpetual Preference Shares may be reduced (but not below the number of the Perpetual PIERS then issued and outstanding and the number of Perpetual PIERS issuable upon exercise of the Underwriter’s option pursuant to the Underwriting Agreement) by further resolution duly adopted by the Board of Directors. No such reduction shall affect the due authorization of any issued and outstanding Perpetual Preference Shares of this series.

2.    Definitions.    As used herein, the following terms shall have the following meanings:

‘‘Affiliate’’ has the meaning ascribed to it, on the date hereof, under Rule 405 of the Securities Act of 1933, as amended.

‘‘Agent Members’’ has the meaning assigned to such term in Section 16.

‘‘Appointing Preference Shares’’ mean any other class or series of preference shares of the Company, including any Perpetual PIERS, ranking equally with the Perpetual Preference Shares either as to dividend rights or rights upon liquidation, winding-up or dissolution and upon which like appointing rights have been conferred and are exercisable.

‘‘Appointing Rights’’ have the meaning assigned to such term in Section 6(c).

‘‘Board of Directors’’ means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

‘‘Business Day’’ means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City or Bermuda generally are authorized or obligated by law or executive order to close.

‘‘Capital Stock’’ of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

‘‘Closing Sale Price’’ of the Ordinary Shares on any date means the closing price per Ordinary Share (or if no closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States national or regional securities exchange on which the Ordinary Shares are listed or, if the Ordinary Shares are not listed on a United States national or regional securities exchange, as reported by The Nasdaq National Market or, if the Ordinary Shares are not quoted on The Nasdaq National Market, as reported by the principal other market on which the Ordinary Shares are then traded. In the absence of such a quotation, the Closing Sale Price will be an amount determined by a nationally recognized securities dealer retained by the Company to make such determination.

‘‘Depositary’’ means, with respect to Perpetual Preference Shares issuable in whole or in part in the form of one or more Global Perpetual Preference Shares, a clearing agency registered under Section 17A of the Exchange Act that is designated to act as depositary for such Perpetual Preference Shares, and initially shall be DTC.

‘‘Depositary Participant’’ means a member of, or participant in, the Depositary.

‘‘Dividend Payment Date’’ means January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2006.

‘‘Dividend Period’’ means the period from and including a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period will commence on and include the Issue Date, and will end on and exclude the April 1, 2006 Dividend Payment Date.

‘‘Dividend Rate’’ means (i) prior to the first Reset Effective Date, the Initial Rate and (ii) on and after a Reset Effective Date, the Reset Rate. For the avoidance of doubt, if none of the holders of Perpetual Preference Shares elects to tender their Perpetual Preference Shares for sale in a Remarketing during the Remarketing Election Period, the rate will not be reset, and will continue to equal the Initial Rate.

‘‘Dividend Record Date’’ means, with respect to each Dividend Payment Date, 5:00 p.m. (New York City time) on the December 15, March 15, June 15 or September 15 immediately preceding such Dividend Payment Date.

‘‘DTC’’ means The Depository Trust Company.

‘‘Effective Date’’ means the date on which a Fundamental Change occurs.

‘‘Exchange Act’’ means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

‘‘Final Failed Remarketing’’ has the meaning assigned to such term in Section 12(g).

‘‘Final Remarketing Date’’ means the twenty-first Settlement Period Trading Day after the last day of the Remarketing Election Period.

‘‘Fundamental Change’’ means the occurrence of any of the following after the Issue Date:

(a)    the consolidation or merger of the Company with or into any other ‘‘person’’ (as this term is used in Section 13(d)(3) of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets and those of its subsidiaries taken as a whole to any ‘‘person’’ (as this term is used in Section 13(d)(3) of the Exchange Act), other than:

(i)    any transaction:

(A)    that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s Capital Stock; and

(B) pursuant to which the holders of 50% or more of the total voting power of the Company’s Capital Stock entitled to vote generally in elections of directors of the Company immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of the Company’s Capital Stock entitled to vote generally in elections of directors of the continuing or surviving Person immediately after giving effect to such transaction (without giving effect to any adjustment of voting power as provided in the Bye-Laws); or

(ii)    any merger primarily for the purpose of changing the Company’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding Ordinary Shares solely into Ordinary Shares or shares of common stock of the surviving entity; or

(b)    the adoption of a plan the consummation of which would result in the liquidation, winding-up or dissolution of the Company; or

(c)    the acquisition, directly or indirectly, by any person or ‘‘group’’ (as such term is used in Section 13(d)(3) of the Exchange Act), of ‘‘beneficial ownership’’ (as defined in Rule 13d−3 under the Exchange Act) of more than 50% of the aggregate voting power of the Company’s Capital Stock (without giving effect to any adjustment of voting power as provided in the Bye-Laws); or

(d) the first day on which a majority of the members of the Board of Directors (exclusive of any Preference Share Directors) are not Continuing Directors; or

(e) the termination of trading of the Ordinary Shares, which will be deemed to have occurred if the Ordinary Shares (or other common stock into which the Perpetual PIERS become convertible) are neither listed for trading on a United States national securities exchange nor approved for listing on The Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices, and no American Depositary Shares or similar instruments for the Ordinary Shares are so listed or approved for listing in the United States.

‘‘Fundamental Change Notice Date’’ means the date on which the Company gives notice of a Fundamental Change to the holders, which date shall occur within five Business Days after the Effective Date.

‘‘Global Perpetual Preference Shares’’ has the meaning assigned to such term in Section 16.

‘‘Holder’’ or ‘‘holder’’ means the Person in whose name a Perpetual Preference Share is registered on the Registrar’s books.

‘‘Initial Rate’’ means 5.625% per annum.

‘‘Initial Remarketing Date’’ means the sixth Settlement Period Trading Day after the last day of the Remarketing Election Period.

‘‘Issue Date’’ means December 12, 2005, the original date of issuance of the Perpetual PIERS.

‘‘Junior Shares’’ mean the Ordinary Shares and any other class of share capital or series of preference shares established after the Issue Date by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Perpetual PIERS as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

‘‘Liquidation Distribution’’ has the meaning assigned to such term in Section 8(a).

‘‘liquidation preference’’ has the meaning assigned to such term in Section 1.

‘‘London Banking Day’’ means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

‘‘Mandatory Redemption Date’’ means:

(i) in the case of a mandatory redemption upon a mandatory conversion of the Perpetual PIERS, the third Business Day after the last day of the applicable Stock Settlement Averaging Period, which shall commence on the second Settlement Period Trading Day after the date on which the Company issues a press release announcing the mandatory conversion of the Perpetual PIERS; or

(ii) in the case of a mandatory redemption upon a termination of a Remarketing, the third Business Day after the applicable Stock Settlement Averaging Period, which shall commence on the second Settlement Period Trading Day after the last day of the Remarketing Election Period.

‘‘Moneyline Telerate Page 3750’’ means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

‘‘Nonpayment’’ has the meaning assigned to such term in Section 6(c).

‘‘NYSE’’ means the New York Stock Exchange, Inc.

‘‘Officer’’ means the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Secretary and the Assistant Secretary of the Company.

‘‘Officers’ Certificate’’ means a certificate signed by two Officers.

‘‘Opinion of Counsel’’ means a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.

‘‘Optional Redemption Date’’ means:

(i)    in the case of an optional redemption upon a Fundamental Change, the third Business Day after the applicable Stock Settlement Averaging Period, which shall commence on the second Settlement Period Trading Day after the last day of the Remarketing Election Period; or

(ii) in the case of an optional redemption on or after January 1, 2009 not upon a Fundamental Change or a mandatory conversion of the Perpetual PIERS, the day specified in the notice of redemption.

‘‘Ordinary Shares’’ mean the ordinary shares, par value 0.15144558¢ per share, of the Company, or any other class of shares resulting from successive changes or reclassifications of such Ordinary Shares consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, merger, consolidation or similar transaction in which the Company is a constituent corporation.

‘‘Parity Shares’’ mean the Perpetual Preference Shares and any class of share capital or series of preference shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Perpetual PIERS as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

‘‘Paying Agent’’ initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Paying Agent within 10 calendar days’ prior notice to the Paying Agent, provided that the Company shall appoint a successor Paying Agent who shall accept such appointment prior to the effectiveness of such removal.

‘‘Perpetual PIERS’’ mean the series of preference shares, par value 0.15144558¢ per share, of the Company designated as the 5.625% Perpetual Preference Income Equity Replacement Securities (Perpetual PIERS).

‘‘Person’’ means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

‘‘Preference Share Director’’ has the meaning assigned to such term in Section 6(c).

‘‘Preferred Stock,’’ as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) that is preferred as the payment of dividends, or as to distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person over other shares of Capital Stock or any other class of such Person.

‘‘Redemption Date’’ means an Optional Redemption Date or a Mandatory Redemption Date.

‘‘Redemption Price’’ means U.S.$50 in cash per Perpetual Preference Share.

‘‘Register’’ means the register of issued Perpetual Preference Shares maintained by the Registrar.

‘‘Registrar’’ initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Registrar within 10 calendar days’ prior notice to the Registrar, provided that the Company shall appoint a successor Registrar who shall accept such appointment prior to the effectiveness of such removal.

‘‘Remarketing’’ has the meaning assigned to such term in Section 12(a).

‘‘Remarketing Agent’’ means the remarketing agent selected by the Company, including any successor remarketing agents selected by the Company.

‘‘Remarketing Agreement’’ means the Remarketing Agreement dated as of December 12, 2005, between the Company and Lehman Brothers Inc., as Remarketing Agent, as amended from time to time.

‘‘Remarketing Date’’ means each of the Initial Remarketing Date, the Second Remarketing Date, the Third Remarketing Date and the Final Remarketing Date.

‘‘Remarketing Election Period’’ means the period beginning at 9:00 a.m. (New York City time) on the Business Day immediately following the Fundamental Change Notice Date and ending at 5:00 p.m. (New York City time) on the tenth Business Day immediately following the Fundamental Change Notice Date; provided, however, that the tenth Business Day may be extended up to the 20th Business Day if required by applicable law in effect at that time.

‘‘Remarketing Settlement Date’’ means the third Business Day immediately following the Final Remarketing Date.

‘‘Reset Effective Date’’ means the third Business Day immediately following any Successful Remarketing or any Final Failed Remarketing.

‘‘Reset Rate’’ means:

(i) in the case of a Successful Remarketing, the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) which the Remarketing Agent determines, in its reasonable judgment, is the lowest fixed rate per annum that will enable it to remarket all of the Perpetual Preference Shares tendered for sale in the Remarketing at a price per Perpetual Share equal to U.S.$50.50 plus an amount equal to any declared and unpaid dividends; provided, however, that the Company may determine to reset the rate to a floating rate per annum based on 3-Month LIBOR, provided, further that such determination by the Company may not, in the reasonable judgment of the Remarketing Agent, adversely affect the Remarketing; and

(ii) in the case of a Failed Final Remarketing, a floating rate per annum equal to 3-Month LIBOR plus 454 basis points,

provided, however, that the Reset Rate will in no event be less than the Dividend Rate then in effect or exceed the maximum rate permitted by applicable law.

‘‘SEC’’ or ‘‘Commission’’ means the United States Securities and Exchange Commission.

‘‘Second Remarketing Date’’ means the eleventh Settlement Period Trading Day after the last day of the Remarketing Election Period.

‘‘Securities Act’’ means the United States Securities Act of 1933, as amended.

‘‘Senior Shares’’ mean any class of share capital or series of preference shares established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Perpetual PIERS as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

‘‘Settlement Date’’ means the third Business Day immediately following a Remarketing Date.

‘‘Settlement Period Trading Day’’ has the meaning assigned to such term in the Certificate of Designation of the Perpetual PIERS.

‘‘Stock Settlement Averaging Period’’ has the meaning assigned to such term in the Certificate of Designation of the Perpetual PIERS.

‘‘Subsidiary’’ of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof that is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

‘‘Successful Remarketing’’ has the meaning assigned to such term in Section 12(f).

‘‘Third Remarketing Date’’ means the sixteenth Settlement Period Trading Day after the last day of the Remarketing Election Period.

‘‘3-Month LIBOR’’ means, with respect to the second London Banking Day prior to the Reset Effective Date:

(i)    therate for 3-month deposits in United States dollars commencing on the Reset Effective Date; as that appears on the Moneyline Telerate Page 3750 as of 11:00 a.m. (London time) on the determination date, unless fewer than two such offered rates so appear;

(ii)    if fewer than two offered rates appear, or no rate appears, as the case may be, on the determination date on the Moneyline Telerate Page 3750, the rate calculated by the Remarketing Agent based on at least two offered quotations after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the Remarketing Agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the Reset Effective Date, to prime banks in the London interbank markets at approximately 11:00 a.m. (London time) on that date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time;

(iii)    if fewer than two offered quotations referred to in clause (ii) are provided as requested, the rate calculated by the Remarketing Agent as the arithmetic mean of the rates quoted at approximately 11:00 a.m. (New York City time) on the determination date by three major banks (which will not include affiliates of the Company) in New York City selected by the Remarketing Agent for loans in United States dollars to leading European banks for a period of three months and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(iv)    if the banks so selected by the Remarketing Agent are not quoting as mentioned in clause (iii), the rate equal to the dividend rate on the Perpetual PIERS.

‘‘Trading Day’’ means a day during which trading in securities generally occurs on the NYSE or, if the Ordinary Shares are not listed on the NYSE, on the principal other United States national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not listed on a United States national or regional securities exchange, on The Nasdaq National Market or, if the Ordinary Shares are not quoted on The Nasdaq National Market, on the principal other market on which the Ordinary Shares are then traded.

‘‘Transfer Agent’’ initially means Mellon Investors Services LLC. The Company may, in its sole discretion, remove the Transfer Agent with 10 days’ prior notice to the Transfer Agent; provided, that the Company shall appoint a successor Transfer Agent who shall accept such appointment prior to the effectiveness of such removal.

‘‘Underwriter’’ means Lehman Brothers Inc. as party to the Underwriting Agreement.

‘‘Underwriting Agreement’’ means the Underwriting Agreement with respect to the Perpetual PIERS, dated December 6, 2005, between the Company and the Underwriter, relating to the Perpetual PIERS.

3.    Ranking.    The Perpetual Preference Shares will, with respect to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company, rank (a) senior to all Junior Shares, including, without limitation, the Ordinary Shares, (b) on a parity with all Parity Shares, including, without limitation, the Perpetual PIERS, (c) junior to any Senior Shares and (d) junior to all of the Company’s existing and future debt obligations.

4.    Dividend Rights.

(a)    The holders of outstanding Perpetual Preference Shares shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available for that purpose under Bermuda law and to the extent that at the time of declaration and payment the Company has reasonable grounds to believe that it is, and after the payment would be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share capital premium accounts, at the Dividend Rate of the liquidation preference. Dividends on the Perpetual Preference Shares shall be payable quarterly in accordance with Section 5 on a non-cumulative basis on each Dividend Payment Date. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such Dividend Payment Date, without accrual to the actual payment date.

Dividends will be payable on Perpetual Preference Shares issued after the Issue Date and (i) on a Dividend Payment Date, from the date of issuance of such Perpetual Preference Shares and (ii) on a date that is not a Dividend Payment Date, from the Dividend Payment Date that immediately precedes the date of issuance of such Perpetual Preference Shares.

(b) Dividends shall be paid to the holders of the Perpetual Preference Shares on the applicable Dividend Record Date. The Dividend Record Date shall apply regardless of whether any particular Dividend Record Date is a Business Day.

(c) Dividends payable on the Perpetual Preference Shares on each Dividend Payment Date will be computed (1) for any full Dividend Period, on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full Dividend Period, on the basis of the actual number of days elapsed.

(d)    Dividends on the Perpetual Preference Shares shall not be cumulative. To the extent that any dividends payable on the Perpetual Preference Shares on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not accumulate and the Company shall have no obligation to pay dividends for such Dividend Period on or subsequent to such Dividend Payment Date, whether or not dividends are declared on Perpetual PIERS for any subsequent Dividend Period.

(e) So long as any Perpetual Preference Shares remain outstanding, unless the full dividends for the most recently ended Dividend Period on all outstanding Perpetual Preference Shares and Parity Shares have been declared and paid (or declared and a sum (or, if elected in accordance with Section 5, Ordinary Shares) sufficient for the payment thereof has been set aside): (i) no dividend whatsoever shall be declared or paid on the Junior Shares; and (ii) no Junior Shares shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of Junior Shares for or into other Junior Shares, or the exchange or conversion of one share of Junior Shares for or into another share of Junior Shares). In such event, the restrictions set forth in the preceding sentence shall continue until such time as full dividends on all outstanding Perpetual Preference Shares and Parity Shares have been declared and paid (or declared and a sum (or, if elected in accordance with Section 5, Ordinary Shares) sufficient for the payment thereof has been set aside) for four consecutive Dividend Periods.

(f) When dividends are not paid in full (or duly provided for) on any Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period) upon the Perpetual Preference Shares and any Parity Shares, all dividends declared upon the Perpetual Preference

Shares and all such Parity Shares payable on such Dividend Payment Date (or, in the case of Parity Shares having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata based on the aggregate liquidation preference of the Perpetual Preference Shares and such Parity Shares.

(g) Holders of Perpetual Preference Shares shall have the Appointing Rights provided in Section 6(c).

5.    Method of Payment of Dividends.

(a)    Subject to the restrictions set forth herein, dividends on the Perpetual PIERS may be paid:

(i) in cash;

(ii) by delivery of Ordinary Shares; or

(iii) through any combination of cash and Ordinary Shares.

(b)    Dividend payments on the Perpetual Preference Shares will be made in cash, except to the extent the Company elects to make all or any portion of such payment in Ordinary Shares by giving notice, on the 10th Trading Day prior to the applicable Dividend Record Date, to holders that the Company has made such election and specifying the portion of such payment that will be made in cash and the portion of such payment that will be made in Ordinary Shares.

(c)    Ordinary Shares issued in full or partial payment of a dividend shall be valued for such purpose at 97% of the average Closing Sale Price of the Ordinary Shares for a five consecutive Trading Day period ending on the third Trading Day immediately prior to the applicable Dividend Payment Date; provided, however, that the Company has a sufficient number of Ordinary Shares authorized to make such payment.

(d)    No fractional Ordinary Shares will be delivered to holders in full or partial payment of a dividend. A cash adjustment will be paid to each holder that would otherwise be entitled to a fractional Ordinary Share based on the Closing Sale Price on the Third Trading Day immediately preceding the applicable Dividend Payment Date.

(e)    Notwithstanding the provisions of Section 5(a), no full or partial payment of a dividend on the Perpetual Preference Shares may be made by delivery of Ordinary Shares unless, prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the applicable Dividend Payment Date, the Ordinary Shares to be delivered as payment therefor have been:

(i)    registered under the Securities Act, if required, and if so, a registration statement is effective to permit the resale of the Ordinary Shares by the holder thereof;

(ii) qualified or registered under applicable state securities laws, if required; and

(iii)    approved for listing on the NYSE (or if the Ordinary Shares are not listed on the NYSE, on the principal other United States national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not listed on a United States national or regional securities exchange, on The Nasdaq National Market).

(f) In connection with a Remarketing, the Company may determine the method of dividend payment to become applicable to the Perpetual Preference Shares effective as of the Settlement Date, in the event of a Successful Remarketing occurs; provided, however, that such determination may not, in the reasonable judgment of the Remarketing Agent, adversely affect the Remarketing. In the event a Successful Remarketing occurs, such method of dividend payment determined by the Company shall become a provision of this Certificate of Designation, effective as of the Settlement Date. In the event a Final Failed Remarketing occurs, no change in the method of dividend payment shall occur.

6.    Voting, Appointing and Other Rights.

(a) The Perpetual Preference Shares shall have no voting rights except as provided in Section 6(b) and Section 7 and as required by Bermuda law from time to time.

(b) Notwithstanding the Bye-Laws, so long as any Perpetual Preference Shares remain outstanding, unless a greater percentage shall then be required by applicable law, the Company shall not, without the affirmative vote or written consent of the holders of at least 66 2/3% of the aggregate liquidation preference of the Perpetual Preference Shares then outstanding and all series of Appointing Preference Shares then outstanding, voting or consenting, as the case may be, together as a single class:

(i)  authorize or issue any class or series of Senior Shares (or any security convertible into or exchangeable for Senior Shares); or

(ii)  amend the Memorandum of Associations or Bye-Laws in such a manner that would materially adversely affect the specified rights, preferences or privileges of holders of the Perpetual Preference Shares.

For the avoidance of doubt, the Company may create, authorize, increase the authorized amount of, or issue any class or series of Parity Shares or Junior Shares, without the affirmative vote or written consent of the holders of the Perpetual Preference Shares, and in taking such actions the Company shall not be deemed to have materially adversely affected the specified rights, preferences or privileges of the holders of the Perpetual Preference Shares.

(c) Whenever full dividends on any Perpetual Preference Shares shall have not been declared and paid for the equivalent of any six Dividend Periods, whether or not consecutive (a ‘‘Nonpayment’’), the holders of the Perpetual Preference Shares then outstanding and all series of Appointing Preference Shares then outstanding, acting together as a single class, will be entitled to the appointment (the ‘‘Appointing Rights’’) of a total of two additional members to the Board of Directors (each, a ‘‘Preference Share Director’’); provided that the appointment of any such directors shall not cause the Company to violate the corporate governance requirement of the NYSE as applied to United States issuers (or any other securities exchange or automated quotation system on which securities of the Company may be then listed) that listed companies must have a majority of independent directors. In the event of a Nonpayment, the number of members of the Board of Directors shall automatically increase by two, subject to the Bye-Laws. The Preference Share Directors shall be selected by the holders of at least a majority of the aggregate liquidation preference of the Perpetual Preference Shares and any Appointing Preference Shares at a special meeting called at the request of the holders of at least 20% of the then outstanding aggregate liquidation preference of the Perpetual Preference Shares and any series of Appointing Preference Shares then outstanding. Whether a majority of our Perpetual Preference Shares and any Appointing Preference Shares have been affirmatively voted in favor of an appointment shall be determined by reference to the aggregate liquidation preference of the Perpetual PIERS and any Appointing Preference Shares affirmatively voted at the meeting called to exercise the Appointing Rights.

If the holders of the Perpetual Preference Shares become entitled to the appointment of Preference Share Directors to the Board of Directors, the Company shall promptly give notice to all holders and take all action necessary, including calling a meeting or circulating a consent to permit the nomination and selection of such directors.

The Board of Directors shall promptly duly appoint the Preference Share Directors selected by the holders of the Perpetual PIERS and any series of Appointing Preference Shares then outstanding in accordance with this Section 6(c). The Board of Directors shall, subject to the Bye-Laws, determine which class or classes, as applicable, of directors the Preference Share Directors shall be a part of and shall allocate the Preference Share Directors to the class or classes, as applicable, having the longest terms of office remaining at the time of such appointment. Each Preference Share Director shall each be entitled to one vote per director on any matter. If, at the time the Appointing Rights are vested in the holders of the Perpetual Preference Shares and any Appointing Preference Shares, there are not two vacancies on the Board of Directors, the Company will use its best efforts to increase the number of directors constituting the Board of Directors.

So long as a Nonpayment shall continue, any vacancy in the office of a Preference Share Director (other than prior to the initial appointment of Preference Share Directors after a Nonpayment) may be filled by the Board of Directors pursuant to an exercise of the Appointing Rights of the holders of at least a majority of the aggregate liquidation preference of the Perpetual Preference Shares then outstanding and any other Appointing Preference Shares then outstanding, acting together as a single class.

When the term of a class of directors of which any Preference Share Director is a part is expiring, the Board of Directors shall set the size of such class of directors to be elected by the holders of the Ordinary Shares at a level to include such Preference Share Director duly appointed by the Board of Directors upon the exercise of the Appointing Rights.

If and when dividends for four consecutive Dividend Periods following a Nonpayment have been paid in full (or declared and a sum (or, if elected in accordance with Section 5, Ordinary Shares) sufficient for the payment thereof has been set aside), then the holders of the Perpetual Preference Shares shall be divested of the Appointing Rights (subject to revesting of the Appointing Rights in the event of any future Nonpayment pursuant to this Section 6(c)) and, if and when the Appointing Rights of the holders of the Perpetual Preference Shares and Appointing Preference Shares shall have ceased, the office of the Preference Share Directors (notwithstanding the class of directors such Preference Share Directors shall be a part of) shall terminate forthwith and the number of directors constituting the Board of Directors shall automatically be reduced by two.

7.    Amendment or Modification; Waiver.

(a)    To the extent permitted by applicable law, the Board of Directors may modify the terms of this Certificate of Designation without the consent of any holder of Perpetual Preference Shares to:

(i) evidence the succession of any person to the obligations of the Company;

(ii) add to the covenants for the benefit of holders of the Perpetual Preference Shares or to surrender any of the rights or powers of the Company under the Perpetual Preference Shares;

(iii) cure any ambiguity or correct or supplement any provisions that may be inconsistent, provided that such action shall not adversely affect the interest of the holders of the Perpetual Preference Shares in any material respect; or

(iv) make any other provision with respect to such matters or questions arising under this Certificate of Designation which the Company may deem desirable and which shall not adversely affect the interests of the holders of the Perpetual Preference Shares in any material respect.

(b) Except as provided below in this Section 7(b), this Certificate of Designation may be amended, modified or supplemented, and noncompliance in any particular instance with any provision of this Certificate of Designation or the Perpetual Preference Shares may be waived, in each case with the affirmative vote or written consent of the holders of at least a majority of the aggregate liquidation preference of the Perpetual Preference Shares then outstanding, including any modification occurring in connection with any merger or consolidation of the Company or otherwise.

Without the written consent or the affirmative vote of each holder of the Perpetual Preference Shares affected thereby (in addition to the written consent or the affirmative vote of the holders of at least a majority of the aggregate liquidation preference of the Perpetual Preference Shares then outstanding), an amendment or modification under this Section 7(b) may not:

(i)    change any Dividend Payment Date;

(ii)    reduce the Dividend Rate;

(iii)    change the place or currency of payment of the Perpetual Preference Shares;

(iv)    impair the right to institute suit for the enforcement of the Perpetual Preference Shares;

(v)    change the remarketing provisions set forth in Section 12 in a manner that is adverse to the holders in any material respect; or

(vi)    change the percentage of liquidation preference whose holders must approve any amendment or modification.

(c)  All of the provisions of this Section 7 shall apply to the Perpetual Preference Shares.

8.    Liquidation Rights.

(a)    In the event of any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, the holders of the Perpetual Preference Shares shall be entitled to receive and to be paid out of the assets of the Company available for distribution to its shareholders, after satisfaction of liabilities of the Company and before any payment or distribution shall be made on the Ordinary Shares or any other class of shares ranking junior to the Perpetual Preference Shares upon liquidation, winding-up or dissolution of the Company, the liquidation preference plus declared but unpaid dividends thereon, if any, without accumulation of any undeclared dividends (collectively, the ‘‘Liquidation Distribution’’).

(b)    After the payment to the holders of the Perpetual Preference Shares of the Liquidation Distribution to which such holders are entitled as provided for in this Section 8, the holders of Perpetual Preference Shares as such shall have no right or claim to any of the remaining assets of the Company.

(c)    If, upon any liquidation, winding-up or dissolution of the Company, the amounts payable with respect to the Perpetual Preference Shares and any other share capital of the Company ranking on a parity with the Perpetual Preference Shares upon liquidation, winding-up or dissolution of the Company are not paid in full, the holders of the Perpetual Preference Shares and of such other share capital shall share ratably in any such distribution of assets of the Company in proportion to the full respective liquidation distributions to which they are entitled.

(d)    Neither the sale, assignment, transfer or lease of all or substantially all the assets or business of the Company nor the merger or consolidation of the Company into or with any other person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 8.

9.    Mandatory Redemption; Optional Redemption.

(a)    The Company must redeem the Perpetual Preference Shares, in whole but not in part, at the Redemption Price, plus an amount equal to any declared and unpaid dividends (but with no amount in respect of any dividends that have not been declared prior to the Mandatory Redemption Date), out of funds legally available for that purpose under Bermuda law and to the extent the Company has reasonable grounds to believe that it is, and after the payment would be, able to pay its liabilities as they become due, if the Company:

(i)    exercises its right to cause a mandatory conversion of the Perpetual PIERS in accordance with the Certificate of Designation of the Perpetual PIERS; or

(ii)    elects to terminate a Remarketing on a day prior to a Remarketing Date.

The Company must give a written notice of mandatory redemption by first class mail to the holders of the Perpetual Preference Shares at their addresses set forth in the Register on the date that:

(i)    the Company issues a press release announcing the mandatory conversion of the Perpetual PIERS, in the case of a mandatory redemption upon a mandatory conversion of the Perpetual PIERS; or

(ii)    the Company elects to terminate a Remarketing, in the case of a mandatory redemption upon a termination of a Remarketing;

provided however, that, in each case, if the Perpetual Preference Shares are Global Perpetual Preference Shares deposited with or on behalf of DTC, the Company may give such notice of mandatory redemption in any manner permitted by DTC.

(b)    The Company may redeem the Perpetual Preference Shares, in whole but not in part, at the Redemption Price, plus an amount equal to any declared and unpaid dividends (but with no amount in respect of any dividends that have not been declared prior to the Optional Redemption Date), out of funds legally available for that purpose and to the extent the Company has reasonable grounds to believe that it is, and after the payment would be, able to pay its liabilities as they become due:

(i)    at any time, upon a Fundamental Change by giving a written notice of redemption, not earlier than 9:00 a.m. (New York City time) on the first Settlement Period Trading Day after the last day of the Remarketing Election Period and not later than 5:00 p.m. (New York City time) on the second Settlement Period Trading Day after the last day of the Remarketing Election Period, to the Remarketing Agent and to the holders of our Perpetual Preference Shares, by first class mail, at their addresses set forth in the Register; or

(ii)    on or after January 1, 2009, at any time by giving a written notice of redemption, not less than 30 calendar days nor more than 60 calendar days prior to the redemption date, by first class mail to the holders of our Perpetual Preference Shares at their addresses set forth in the Register;

provided however, that, in each case, if the Perpetual Preference Shares are Global Perpetual Preference Shares deposited with or on behalf of DTC, the Company may give such notice of optional redemption in any manner permitted by DTC.

(c)     A notice of redemption shall state:

(i) the Redemption Date;

(ii) the number of Perpetual Preference Shares to be redeemed, which shall be all Perpetual Preference Shares outstanding;

(iii) the CUSIP, ISIN or similar number or numbers of the Perpetual Preference Shares to be redeemed;

(iv) the Redemption Price and the amount of declared and unpaid dividends, if any; and

(v) if certificated Perpetual Preference Shares have been issued, the place or places where holders may surrender certificates evidencing the Perpetual Preference Shares for payment of the Redemption Price plus declared and unpaid dividends, if any.

(d) On or prior to the Redemption Date, the Company will deposit with the Paying Agent an amount in immediately available funds (and Ordinary Shares in respect of payment of declared and unpaid dividends, if any) sufficient to pay the aggregate Redemption Price plus any declared and unpaid dividends; provided that if such payment is deposited on the Redemption Date, it must be received by the Paying Agent by 10:00 a.m. (New York City time) on the Redemption Date. An amount equal to the Redemption Price and any declared and unpaid dividends shall be paid to the holders promptly following the later of (i) the Redemption Date and (ii) the time of book-entry transfer or surrender of the certificate(s) evidencing such Perpetual Preference Shares to the Paying Agent, as applicable.

(e) If notice of redemption has been duly given and the Paying Agent holds, on or before the Redemption Date, immediately available funds (and Ordinary Shares in respect of payment of declared and unpaid dividends, if any) sufficient to pay the aggregate Redemption Price plus any declared and unpaid dividends, then as of the Redemption Date:

(i) dividends shall cease to be payable on such Perpetual Preference Shares;

(ii) all such Perpetual Preference Shares shall no longer be deemed outstanding; and

(iii) all rights with respect to such Perpetual Preference Shares shall cease and terminate, except only the right of the holders to receive an amount equal to the Redemption Price plus any declared and unpaid dividends.

(f) In connection with a Remarketing, the Company may determine optional redemption provisions to become applicable to the Perpetual Preference Shares effective as of the Settlement Date, in the event a Successful Remarketing occurs; provided, however, that such provisions may not, in the reasonable judgment of the Remarketing Agent, adversely affect the Remarketing. In the event a Successful Remarketing occurs, such provisions determined by the Company shall become provisions of this Certificate of Designation, effective as of the Settlement Date. In the event a Final Failed Remarketing occurs, the Perpetual Preference Shares will become, effective as of the Settlement Date, redeemable, at the Company’s option, at any time.

10.    Maturity.

The Perpetual Preference Shares have no stated maturity.

11. Fundamental Change.

(a) In the event of a Fundamental Change, the Company shall give notice of such Fundamental Change to the holders, by first class mail, at their addresses set forth in the Register on the Fundamental Change Notice Date.

(b)    The notice of Fundamental Change must state:

(i) the Fundamental Change that has occurred; and

(ii) that a holder of Perpetual Preference Shares may elect to tender for sale in a remarketing the Perpetual Preference Shares.

(c) In the event of a Fundamental Change deemed to have occurred upon a termination of trading of the Ordinary Shares under clause (e) of the definition of Fundamental Change, the Company covenants to use its commercially reasonable efforts to obtain the requisite permission of the Bermuda Monetary Authority as expeditiously as possible to transfer any Perpetual Preference Shares in connection with a Remarketing or any other sale.

12.  Remarketing

(a) Upon the occurrence of a Fundamental Change at a time when Perpetual PIERS are outstanding, the holders will be entitled to tender their Perpetual Preference Shares, in whole or in part, for sale in a remarketing pursuant to the Remarketing Agreement (a ‘‘Remarketing’’). Holders that do not submit a notice of election during the Remarketing Election Period in accordance with Section 12(b) may not participate in the Remarketing.

(b) To tender for sale in a Remarketing Perpetual Preference Shares held as a beneficial interest in Global Perpetual Shares deposited with or on behalf of DTC, a holder must deliver, during the Remarketing Election Period, to DTC the appropriate instruction form to submit a notice of election to tender for sale in a Remarketing. To tender for sale in a Remarketing Perpetual Preference Shares that would be received on the Remarketing Settlement Date as part of the Settlement Amount related to Perpetual PIERS being converted in connection with the Fundamental Change, the holder must deliver, during the Remarketing Election Period, to the Transfer Agent a notice of election, substantially in the form of Exhibit B attached hereto. Any notice of election submitted will be irrevocable and may not be conditioned upon the level at which the Reset Rate is established in the Remarketing.

(c) Promptly after 5:00 p.m. (New York City time) on the last day of the Remarketing Election Period, the Company shall determine those Perpetual Preference Shares that are eligible for Remarketing and immediately provide DTC (or any successor clearing agency) and the Remarketing Agent with a notice of Remarketing, setting forth:

(i) the total number of Perpetual Preference Shares to be tendered for sale in the Remarketing;

(ii) the Initial Remarketing Date;

(iii) whether the Perpetual Preference Shares will be remarketed at a fixed or floating rate; and

(iv) any optional redemption provisions that will apply to the Perpetual Preference Shares effective as of the Settlement Date; and

(v) the changes, if any, to the method of dividend payment that will apply to the Perpetual Preference Shares effective as of the Settlement Date.

(d) To facilitate the remarketing of Perpetual Preference Shares issuable upon voluntary conversion of Perpetual PIERS in connection with the Fundamental Change, the Company will issue the Perpetual Preference Shares on the date the notice of election to tender for sale in a remarketing is submitted (rather than the third Business Day immediately following the last day of the applicable Stock Settlement Averaging Period), and deliver such Perpetual Preference Shares on behalf of the holder to the Remarketing Agent or an agent for the Company to be determined in the event the Company elects to redeem the Perpetual Preference Shares.

(e) On the Initial Remarketing Date, the Remarketing Agent shall use its commercially reasonable efforts to remarket at the lowest fixed rate per annum (unless the Company has determined to remarket at a floating rate based on 3-Month LIBOR) that will enable it to remarket the Perpetual Preference Shares tendered for sale at a price, per Perpetual Preference Share, equal to $50.50 plus an amount equal to any declared and unpaid dividends thereon. If the Remarketing Agent cannot remarket the Perpetual Preference Shares tendered for sale on the Initial Remarketing Date, the Remarketing Agent will use its commercially reasonable efforts to do so on the Second Remarketing Date. If the Remarketing Agent cannot remarket the Perpetual Preference Shares tendered for sale on the Second Remarketing Date, the Remarketing Agent will use its commercially reasonable efforts to do so on the Third Remarketing Date. If the Remarketing Agent cannot remarket the Perpetual Preference Shares tendered for sale on the Third Remarketing Date, the Remarketing Agent will use its commercially reasonable efforts to do so on the Final Remarketing Date. In no event shall the Remarketing Agent remarket the Perpetual Preference Shares tendered for sale at a fixed rate per annum that is lower than 5.625% or exceeds the maximum rate permitted by applicable law.

(f) If, on or prior to 4:00 p.m. (New York city time) on a Remarketing Date, as a result of efforts described in Section 12(e), the Remarketing Agent determines that it is able to remarket all Perpetual Preference Shares tendered for sale, a successful Remarketing (a ‘‘Successful Remarketing’’) shall have occurred.

(g) If, as of 4:00 p.m. (New York City time) on the Final Remarketing Date, the Remarketing Agent is unable to remarket all Perpetual Preference Shares tendered for sale, (i) a final failed Remarketing (the ‘‘Final Failed Remarketing’’) shall be deemed to have occurred, (ii) the Remarketing Agent shall determine the Reset Rate, which shall equal 3-Month LIBOR plus 454 basis points; and (iii) the Remarketing Agent shall so advise by telephone DTC and the Company by approximately 4:30 p.m. (New York City time) on the Remarketing Date.

(h) The Company will cause a notice of the Reset Rate to be published on the third Business Day immediately following the Remarketing Date on which the Reset Rate was determined by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal.

(i) For the avoidance of doubt, in the event a Successful Remarketing occurs, a holder of Perpetual Preference Shares issued upon a voluntary conversion of Perpetual PIERS in connection with the Fundamental Change by the Company on the date such holder submitted the notice of election to tender for sale in a Remarketing (rather than on the Remarketing Settlement Date) pursuant to Section 15(d) of the Certificate of Designation of the Perpetual

PIERS, shall receive on the Remarketing Settlement Date (rather than the Settlement Date), per Perpetual PIERS converted and related Perpetual Preference Share tendered for sale, $50 in cash (rather than one Perpetual Preference Share), which shall be the proceeds of the Remarketing, together with the number of Ordinary Shares, if any, calculated in accordance with the provisions of the Certificate of Designation of the Perpetual PIERS. In addition, a holder of Perpetual Preference Shares earlier obtained, whether through an earlier conversion or otherwise, shall receive on the Remarketing Settlement Date (rather than the Settlement Date), per Perpetual Preference Share tendered for sale, $50 in cash and declared and unpaid dividends.

(j) For the avoidance of doubt, in the event of a Final Failed Remarketing occurs, a holder of Perpetual Preference Shares issued upon a voluntary conversion of Perpetual PIERS in connection with the Fundamental Change by the Company on the date such holder submitted the notice of election to tender for sale in a Remarketing (rather than the Remarketing Settlement Date) pursuant to Section 15(d) of the Certificate of Designation of the Perpetual PIER, shall receive on the Remarketing Settlement Date, per Perpetual PIERS converted and related Perpetual Preference Share tendered for sale, one Perpetual Preference Share (rather than $50 in cash which it would have received if the Remarketing had been a Successful Remarketing), together with the number of Ordinary Shares, if any, calculated in accordance with the provisions of the Certificate of Designation of the Perpetual PIERS. In addition, a holder of Perpetual Preference Shares earlier obtained, whether through an earlier conversion or otherwise, shall receive on the Remarketing Settlement Date its Perpetual Preference Shares.

(k) The Company must use its commercially reasonable efforts to effect a Remarketing; provided, however, the Company may elect to terminate a Remarketing on any day prior to a Remarketing Date by giving notice of such termination to DTC and the Remarketing Agent. If the Company is unable to effect a Remarketing, a Final Failed Remarketing will be deemed to have occurred.

(l) The right of each holder to have Perpetual Preference Shares tendered for sale in a Remarketing shall be as provided in the Remarketing Agreement and shall be limited to the extent that:

(i) the Remarketing Agent conducts a Remarketing pursuant to the terms of the Remarketing Agreement;

(ii) the Remarketing Agent is able to find a purchaser or purchasers for tendered Perpetual Preference Shares at a Reset Rate; and

(iii) such purchaser or purchasers deliver the purchase price of the remarketed Perpetual Preference Shares to the Remarketing Agent.

The Remarketing Agent is not obligated to purchase any of the Perpetual Preference Shares that would otherwise remain unsold in the Remarketing. Neither the Company nor the Remarketing Agent shall be obligated in any case to provide funds to make payment for the Perpetual Preference Shares tendered for sale.

(m) If any holder selling Perpetual Preference Shares in the Remarketing fails to deliver such Perpetual Preference Shares, the direct or indirect Depositary Participant of such selling holder and of any other person that was to have purchased Perpetual Preference Shares in the Remarketing may deliver to such other person a number of Perpetual Preference Shares that is less than the number of Perpetual Preference Shares that otherwise was to be purchased by such person. In such event, the number of Perpetual Preference Shares to be so delivered shall be determined by such direct or indirect Depositary Participant, and delivery of such less number of Perpetual Preference Shares shall constitute good delivery.

(n) Under the Remarketing Agreement, the Company shall be liable for, and shall pay, any and all costs and expenses incurred in connection with the Remarketing.

13.  Conversion Rights.

The Perpetual Preference Shares are not convertible.

14. Consolidation, Merger, Sale or Conveyance.

(a) The Company covenants that it will not consolidate with, convert into, or merge with and into, any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless:

(i) either the Company shall be the continuing corporation, or the successor (if other than the Company) shall be a corporation organized under the laws of the United States of America or a State thereof or the District of Columbia, Bermuda or any country which is, on the Issue Date, a member of the Organization of Economic Cooperation and Development and the Perpetual Preference Shares are converted into or exchanged for, in accordance with applicable law, perpetual preference shares of the successor corporation with substantially the same rights, powers, preferences and privileges; and

(ii) the Company or such successor corporation, as the case may be, shall not, immediately after such consolidation, conversion, merger, sale, assignment, transfer, lease or conveyance, be in default of any obligation under the Perpetual Preference Shares.

(b) In case of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance and upon any conversion of securities into a successor corporation in accordance with (a) above, such successor corporation shall succeed to and be substituted for the Company with the same effect as if it had been named herein as the Company. Such successor Person thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, any or all of the certificates evidencing Perpetual Preference Shares issuable hereunder which theretofore shall not have been signed by the Company. All the certificates issued shall in all respects have the same legal rank and benefit under this Certificate of Designation as the certificates theretofore or thereafter issued in accordance with the terms of this Certificate of Designation as though all of such certificates had been issued on the Issue Date.

In case of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance such change in phraseology and form (but not in substance) may be made in the certificates evidencing securities for which the Perpetual Preference Shares have been exchanged thereafter to be issued as may be appropriate.

(c) The Company shall deliver to the Conversion Agent an officers’ certificate and an opinion of counsel as conclusive evidence that any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance, and any such assumption, complies with the provisions of this Section 14 and that all conditions precedent to the consummation of any such merger, consolidation, share exchange, sale, assignment, transfer, lease or conveyance have been met.

15. Currency of Payments.

Any cash payments with respect to the Perpetual Preference Shares shall be paid in United States dollars in immediately available funds.

16.    Form.

(a) The Perpetual Preference Shares shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (‘‘Global Perpetual Preference Shares’’), each as set forth on the form of Perpetual Preference Shares certificate attached hereto as Exhibit A which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Global Perpetual Preference Shares certificate may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Perpetual Preference Shares shall be deposited on behalf of the holders of the Perpetual PIERS represented thereby with the Registrar, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of DTC or a nominee of DTC, duly executed by the Company and countersigned by the Registrar as hereinafter provided. The aggregate number of Perpetual Preference Shares represented by Global Perpetual Preference Shares may from time to time be increased or decreased by adjustments made on the records of the Registrar and DTC or its nominee as hereinafter provided.

In the event Global Perpetual Preference Shares is deposited with or on behalf of DTC, the Company shall execute, and the Registrar shall countersign and deliver, initially one or more Global Perpetual PIERS certificates that (a) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (b) shall be delivered by the Registrar to DTC or pursuant to DTC’s instructions or held by the Registrar as custodian for DTC. Members of, or participants in, DTC (‘‘Agent Members’’) shall have no rights under this Certificate of Designation with respect to any Global Perpetual PIERS held on their behalf by DTC or by the Registrar as the custodian of DTC or under such Global Perpetual PIERS, and DTC may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Perpetual PIERS for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Perpetual Preference Shares.

(b) Owners of beneficial interests in Global Perpetual Preference Shares shall not be entitled to receive physical delivery of certificated Perpetual Preference Shares, unless:

(i) DTC is unwilling or unable to continue as Depositary for the Global Perpetual Preference Shares and the Company does not appoint a qualified replacement for DTC within 90 calendar days;

(ii)    DTC ceases to be a ‘‘clearing agency’’ registered under the Exchange Act; or

(iii)     the Company decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary).

In any such case, the Global Perpetual Preference Shares shall be exchanged in whole for certificated Perpetual Preference Shares in registered form, with the same terms and of an equal aggregate liquidation preference (unless the Company determines otherwise in accordance with applicable law). Certificated Perpetual Preference Shares shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

(c)    An Officer shall sign the Perpetual PIERS certificate for the Company by manual or facsimile signature. If the Officer whose signature is on a Perpetual PIERS certificate no longer holds that office at the time the Registrar countersigns the Perpetual PIERS certificate, the Perpetual PIERS certificate shall be valid nevertheless.

A Perpetual PIERS certificate shall not be valid until an authorized signatory of the Registrar signs the Perpetual Preference Shares certificate by manual or facsimile signature. The signature shall be conclusive evidence that the Perpetual Preference Shares certificate has been countersigned under this Certificate of Designation.

17. Registration; Transfer.

(a) Notwithstanding any provision to the contrary herein, so long as a Global Perpetual Preference Shares remains outstanding and is held by or on behalf of the Depositary, transfers of a Global Perpetual Preference Shares, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 23.

(b) Transfers of a Global Perpetual Preference Shares shall be limited to transfers of such Global Perpetual Preference Shares in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

18. Calculation in Respect of Perpetual Preference Shares.

The Company will be responsible for making all calculations called for in respect of the Perpetual Preference Shares, including, but not limited to, the determination of the dividends payable on the Perpetual Preference Shares. Any calculations made in good faith and without manifest error will be final and binding on holders. The Company or its agents will be required to deliver to the Paying Agent a schedule of its calculations and the Paying Agent will be entitled to rely upon the accuracy of such calculations without independent verification. The paying Agent will forward such calculations to any holder upon the request of the holder.

19. Severability.

In the event any provision of this Certificate of Designation shall be invalid, unenforceable or illegal, then, to the fullest extent permitted by applicable law, the validity, enforceability and legality of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed and attested by the undersigned this 12th day of December, 2005.

ASPEN INSURANCE HOLDINGS LIMITED
By: /s/ Julian Cusack

Attest: /s/ Heather Kitson

EXHIBIT A

FORM OF

PERPETUAL PREFERENCE SHARES

FACE OF SECURITY

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (‘‘DTC’’), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATION REFERRED TO BELOW.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]1

1	This legend should be included only if the share certificate evidences Global Perpetual Preference Shares.

Certificate Number [ ]	Number of Perpetual Preference Shares [ ]

CUSIP NO.:[  ]

Perpetual Preference Shares
(par value 0.15144558¢ per share)
(liquidation preference $50 per Perpetual PIERS)

of

 ASPEN INSURANCE HOLDINGS LIMITED

ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda company (the ‘‘Company’’), hereby certifies that [       ] (the ‘‘Holder’’) is the registered owner of [       ]1 [     , or such number as is indicated in the records of the Registrar and the Depository]2 fully paid and non-assessable preference shares of the Company designated the Perpetual Preference Shares (par value 0.15144558¢ per share) (liquidation preference $50 per share) of Perpetual Preference Shares. The Perpetual Preference Shares are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Perpetual Preference Shares represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated December 12, 2005, as the same may be amended from time to time (the ‘‘Certificate of Designation’’). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.

Reference is hereby made to select provisions of the Perpetual Preference Shares set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned, these Perpetual Preference Shares shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

1	This phrase should be included only if the share certificate evidences certificated Perpetual Preference Shares.

2	This phrase should be included only if the share certificate evidences Global Perpetual Preference Shares.

IN WITNESS WHEREOF, the Company has executed this certificate this               day of               ,               .

ASPEN INSURANCE HOLDINGS LIMITED
By: Name: Title:

REGISTRAR’S COUNTERSIGNATURE

These are Perpetual Preference Shares referred to in the within-mentioned Certificate of Designation.

Dated:

MELLON INVESTOR SERVICES LLC, as Registrar,
By: Authorized Signatory

REVERSE OF SECURITY

Dividends on each Perpetual Preference Shares shall be payable at a rate per annum set forth in the face hereof or as provided in the Certificate of Designation.

The Perpetual Preference Shares shall be mandatorily redeemed, in whole but not in part, in the manner and in accordance with the terms set forth in the Certificate of Designation. The Perpetual Preference Shares shall be redeemable at the Company’s option, in whole but not in part, in the manner and accordance with the terms set forth in the Certificate of Designation. The Perpetual Preference Shares shall be subject to a Remarketing in the manner and accordance with the terms set forth in the Certificate of Designation. The Perpetual Preference Shares shall not be convertible.

The Company will furnish without charge to each holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class or series of share capital and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the Perpetual Preference Shares evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the Perpetual Preference Shares evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:__________________

Signature:__________________________

(Sign exactly as your name appears on the other side of this Perpetual Preference Shares Certificate)

Signature Guarantee:__________________

(Signature must be guaranteed by an ‘‘eligible guarantor institution’’ that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (‘‘STAMP’’) or such other ‘‘signature guarantee program’’ as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

EXHIBIT B

NOTICE OF ELECTION TO TENDER
PERPETUAL PREFERENCE SHARES FOR SALE IN A REMARKETING

Mellon Investor Services LLC, as Transfer Agent
Newport Office Center VII
480 Washington Boulevard, 29th Floor
Jersey City, NJ 07310
Attention: Regina Brown
Telecopy: 201-680-4604

Re:     Perpetual Preference Shares, par value 0.15144558¢ per share, of Aspen Insurance Holdings Limited, a Bermuda corporation (the "Company")

The undersigned Holder hereby irrevocably notifies you in accordance with Section 12(b) of the Certificate of Designation of the Perpetual Preference Shares (the ‘‘Certificate of Designation’’; unless otherwise defined herein, terms defined in the Certificate of Designation are used herein as defined therein), that (i) it is a Holder of            Perpetual Preferred Income Equity Replacement Securities (Perpetual PIERS) of the Company that it has surrenders for conversion in connection with a Fundamental Change and that pursuant to such conversion it will become a Holder of            Perpetual Preference Shares, and (ii) it is electing to tender for sale in the Remarketing             Perpetual Preference Shares.

Date:

Signature

Signature
Guarantee:

Please print name and address of Registered Holder:

Name	Social Security or other Taxpayer Identification Number, if any

Address

B-1